EXH 99.1


     FRONT PORCH DIGITAL ACQUIRES MEDIA SERVICES OPERATION FROM STORAGETEK;

          STORAGETEK RETAINS MINORITY INTEREST IN THE COMBINED COMPANY

LOUISVILLE, Colo., October 11, 2000 -- Front Porch Digital Inc. (OTCBB: FPDI) and StorageTek(TM)(Storage TechnologY Corp.) (NYSE: STK) announced today the closing of a transaction in which Front Porch Digital has acquired the net assets of the StorageTek media services operations, located in Houston, for cash, assumed debt and common stock.

StorageTek retains a minority interest in the combined company. The letter of intent between the two companies was announced September 11, 2000.

"In order to stay competitive in business, companies that store their data in the form of film, paper, analog tape, analog optical disk and microfiche will need to digitize their data, manage and archive the data, and make it accessible to their customers and suppliers. The integration of the combined core competencies, research and development efforts, and key personnel, will enable and accelerate this analog-to-digital data conversion -- and improve information accessibility," said Jean Reiczyk, Front Porch Digital CEO.

Reiczyk continued, "This acquisition complements the existing services offered by Front Porch. It is our mutual goal to assure a seamless transition for existing customers of StorageTek into the Front Porch operations as part of the combined effort of both companies to provide continuity of service and products."

"The inevitable movement toward the digitization of all data creates an enormous opportunity for this new, combined company," said Pat Martin, StorageTek chairman, president and CEO. "With this alliance, we believe we are offering our customers the assurance that they are working with the premier global provider of analog-to-digital conversion services."

It is expected that most of the 20 people associated with the StorageTek media services operation in Houston will transition to Front Porch Digital. The spin off of the StorageTek media services operation is part of the ongoing restructuring of the company that began in November 1999.

ABOUT FPDI

Front Porch Digital is a leading broadband digital media solutions provider that offers services which facilitate the distribution of digital content over a variety of delivery mechanisms, including Internet streaming, digital cable, DVD and digital television. Front Porch provides customized applications and solutions to the education, entertainment and business markets by integrating software tools used in the process of capture, compression, format conversion and transmission of data.



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ABOUT STORAGETEK

StorageTek is the only global information storage provider to use "Open, Intelligent and Integrated"(TM) solutions to promote the efficient use of critical information and remove the information management constraints that inhibit business growth. Our competencies -- tape and tape automation, virtual storage and open SANs (storage area networks) -- effectively manage the explosion of information, and save time, money and resources. StorageTek, with headquarters in Louisville, Colo., reported revenue of $2.4 billion in 1999. Information on StorageTek is available at www.storagetek.com or phone 800-786-7835.

TRADEMARKS: StorageTek and "Open, Intelligent and Integrated" are trademarks of Storage Technology Corp. All other products or company names mentioned are used for identification purposes only, and may be trademarks of their respective owners.

CONTACTS: Fran Hetherington (investor@fpdigital.com), Front Porch Digital, 856/663-3500, ext. 11, or Gary Fishman (gary.fishman@hudsonstone.com), Hudson Stone Group, 212-889-1727, ext. 110.